March 1, 2007

Ms. Barbara L. Marik
First Vice President
LaSalle Bank N.A.
135 S. LaSalle St
Suite 1625
Chicago, IL 60603

JP Morgan Chase Commercial Mortgage Securities Corp
Commercial Mortgage Pass-Through Certificates
Series 2006-CIBC14
Pooling and Servicing Agreement

OFFICER'S CERTIFICATE

Pursuant to the requirements of that certain Pooling and Servicing Agreement (the "Agreement"), it is hereby certified to the Depositor thereunder that on behalf of Midland Loan Services, Inc. (the "Servicer"), (i) a review of the Servicer's activities during the reporting period and of its performance under the Agreement has been made under the undersigned officer's supervision; and ((ii) to the best of the undersigned officer's knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period or, if there has been a failure to fulfill any such obligation in any material respect, each such failure known to the undersigned officer and the nature and status thereof are set forth below; and (iii) the Servicer has not received any notice regarding qualification, or challenging the status, of any REMIC formed pursuant to the Agreement from the IRS or any other governmental agency or body.

MIDLAND LOAN SERVICES, INC.

/s/ Steven W. Smith 3/1/07
Steven W. Smith Date
Chief Operating Officer and Executive Vice President

A member of The PNC Financial Services Group
10851 Mastin Suite 300 Overland Park Kansas 66210
www.midlandls.com 913 253 9000 T 913 253 9001 F